EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                      REPORT ON FORM 10-K FOR THE PERIOD
                            ENDED JANUARY 28, 1995



                                                Fiscal Year Ended
                                       January 28   January 29   January 30
                                          1995         1994         1993

PRIMARY

   Average shares outstanding           1,018,300    1,018,134    1,018,134

   Net effect of dilutive stock
   options--based on the treasury
   stock method using average
   market price                           202,603      129,924       ---
                                        ---------    ---------    ---------
          TOTAL                         1,220,903    1,148,058    1,018,134
                                        =========    =========    =========

   Net earnings (loss)                 $1,030,977   $  513,717  $(3,947,015)

   Per share amount                        $0.84        $0.45       $(3.88)

FULLY DILUTED

   Average shares outstanding               N/A (a)      N/A (a)      N/A (a)

(a) The fully-diluted computations for the years ended January 28, 1995, January 29, 1994 and January 30, 1993 are not reported as the calculation did not exceed 3% of the primary calculation.